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                                                               EXHIBIT 23.2


                              ACCOUNTANTS' CONSENT

The Board of Directors
Matria Healthcare, Inc.

     We consent to incorporation by reference in the registration statements (Nos. 333-01539 and 333-00781) on Form S-8 of Matria Healthcare, Inc. of our report dated March 1, 1996, except as to note 14, which is as of March 8, 1996, relating to the consolidated balance sheets of Healthdyne, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of earnings (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the Form 8-KA, dated March 28, 1996, amending the Current Report on Form 8-K, dated March 8, 1996 of Matria Healthcare, Inc.

                                          KPMG PEAT MARWICK LLP

Atlanta, Georgia
March 28, 1996